FOR IMMEDIATE RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller Co-President (312) 640-6696

Triple-S Management Corporation Announces Conversion of Class A Shares and Commencement of Class B
Stock Repurchase Program

SAN JUAN, PR, December 8, 2008 — Triple-S Management Corporation (NYSE: GTS), the largest managed care company in Puerto Rico, today announced that it has converted seven million issued and outstanding Class A shares into Class B shares effective immediately, in conjunction with the expiration of the lockup agreements signed by holders of Class A shares at the time of the Company’s initial public offering. It is expected that the newly converted Class B shares will gradually become tradable in the public market over the following weeks, as Class A shareholders surrender their certificates and complete the conversion process. This conversion will not affect the total outstanding common stock of the Company, which remains at approximately 32.15 million shares.

In addition, the Company’s $40 million share repurchase program, which will use available cash and was authorized by the Board of Directors in late October 2008, will commence immediately. It will be conducted through open-market purchases and privately-negotiated transactions of Class B shares only, in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The program is designed to maximize the EPS benefit of the repurchases, while anticipating the liquidity expectations that the holders of newly converted Class B shareholders may have. The timing and extent of any purchases under the program will depend on market conditions, the trading price of our shares and other considerations, and the program may be suspended or terminated at any time.

It should be noted that approximately nine million Class A shares remain outstanding and will not be converted to Class B shares until the earlier of the date that all potential claims specified in our articles of incorporation are resolved or five years from the date of our initial public offering (December 6, 2012). In either case, the Board of Directors must approve the conversion of the remaining Class A shares. Class A shares do not trade on a public market.

“The Class A share conversion has always been a component of our corporate strategy, enabling us to simplify our capital structure and increase our public float,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “Moreover, our solid balance sheet allows us to buy back shares without compromising our ability to fund our various business initiatives.” Ruiz-Comas added, “We firmly believe that repurchasing stock at current price levels demonstrates confidence in both our corporate strategic vision and future growth prospects.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.2 million members, or about 30% of the population, and has the exclusive right to use the Blue Shield name and mark throughout the country. With more than 45 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.

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